SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

           Date of report (Date of earliest reported): August 12, 2004

                              CEC Industries, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                 (State or Other Jurisdiction of Incorporation)

                              000-50413 87-0217252
           (Commission File Number) (IRS Employer Identification No.)

                 2999 N.E. 191st Street, PH2 Aventura, FL 33180
               (Address of Principal Executive Offices)(Zip Code)


                                 (305) 692-1832
              (Registrant's Telephone Number, Including Area Code)


          (Former Name or Former Address, if Changed Since Last Report)




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INFORMATION TO BE INCLUDED IN THE REPORT

Item 1. Changes in Control of Registrant

On July 16, 2004, Brian Dvorak resigned as the President, Chief Executive Officer, Chief Financial Officer and as a member of the Board of Directors of the Company. Mr. Dvorak resigned his positions with the Company due to his inability to continue to dedicate sufficient time to the Company's due to personal and other professional commitments. Craig Press was appointed to fill the vacancy on the Board of Directors of the Company. Jeff Sternberg, who was appointed as the Executive Vice President and as a member of the Board of Directors of the Company in March 2004, was appointed as the Chief Financial Officer, Chief Executive Officer and President of the Company.

The following is a biographical summary of the directors and officers of the
Company:

JEFFREY I. STERNBERG was appointed as our Executive Vice President and as a member of our Board of Directors in March 2004 and was appointed as our President, Chief Executive Officer, Chief Financial Officer and as a member of our Board of Directors on July 16, 2004. Since June 2002, Mr. Sternberg has been the managing member of Phoenix Capital Partners, LLC a financial investment company located in Hollywood, Florida. Prior to his acquiring Phoenix Capital Partners, LLC, he worked for Atico International based in South Florida. Atico is a specialty importer of goods. Mr. Sternberg spent over two decades working with mass merchandisers, drug chains and specialty stores and consulting with regional and national buyers to distribute goods throughout the United States and Asia. Additionally, Mr. Sternberg served these and other customers by managing their imports and exports of products, arranging for the financing and the manufacturing of a wide variety of retail merchandise. Mr. Sternberg attended the University of Miami.

CRAIG PRESS was appointed to our Board of Directors on July 16, 2004. From 1996 to the present, Mr. Press has been the Vice President and head of operations for Georal International, Corp. and AJR International, Ltd., both located in Whitestone, New York. His responsibilities include the oversight and management of day to day operations of the company's employees, its sales, marketing, public relations and construction, of all of the company's products and services. Additionally, he is responsible for the day to day operations of the company's California facility and its personnel as well. Mr. Press also maintains control of the company's contacts with federal, state and municipal organizations as well as major real estate, banking and industrial corporations. Mr. Press is also a security consultant for anti-terrorism perimeter security, employee entrance and egress, fire, building and safety codes and negotiates all labor contracts with the New York City unions with which his company interacts.

Item 5. Other Events and Regulation FD Disclosure.

On August 12, 2004, the Board of Directors of CEC Industries, Inc. voted to be regulated pursuant to Section 54 of the Investment Act. The decision to be regulated pursuant to Section 54 of the Investment Act was made primarily to better reflect CEC's anticipated future business and for developing relationships. As a business development company under Section 54 of the Investment Act, CEC is required to invest a portion of its assets into developing companies.

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CEC may not elect to withdraw its election to be regulated as a business development company without a vote of the holders of a majority of its outstanding voting securities. The types of securities in which CEC may invest and the proportion of its assets which may be invested in each such type of security is to be left to the discretion of its Board of Directors. CEC may, but is not required, to take a controlling position in its investment companies. CEC's policy with respect to any assets that are not required to be invested in eligible portfolio companies or other companies qualifying under Section 55 of the Investment Act, as well as with respect to investing as part of a group, is to be left to the discretion of its Board of Directors. Advantage will offer managerial assistance to each of its portfolio companies and reserves the right to be compensated by the portfolio companies at market rates for such services.

In addition, on August 12, 2004, the Board of Directors authorized the filing of an amendment to the Articles of Incorporation with the State of Nevada changing the name of the Company to Advantage Capital Development Corp and increasing the authorized common stock of the Company to 5,000,000,000 shares. The Board of Directors also authorized a 1-10 reverse split of the Company's issued and outstanding shares. The Board of Directors also appointed David Goldberg to fill a vacancy on the Board of Directors of the Company.

Mr. Goldberg devotes substantially all of his time to Championlyte Holdings Inc., a 1934 Exchange Act Company quoted on the OTC Bulletin Board (OTC BB:
CPLY). He was appointed to CPLY's board of directors on February 11, 2003 and as its President on April 14, 2003. He is also the CEO of Championlyte Beverages, Inc., CPLY's subsidiary. Mr. Goldberg has fifteen years of sales and marketing experience in the real estate and property management industry. From November 1999 to present, Mr. Goldberg has been the Vice President of marketing, sales and distribution for All Star Packaging, a packaging company in the poultry and egg industry. From May 1996 to May 2000, Mr. Goldberg was property manager and leasing agent of Camco Inc. In such capacity, he managed and directed all operations of Camco Inc.'s one million square foot retail industrial portfolio. He also oversaw management of various residential communities and ran the company's daily operations. From August 1995 to May 2000, he was the principal owner of Gold's Gym Fitness & Health Center in Middletown, New York. Mr. Goldberg holds a Bachelor of Science degree in Business Administration from the State University of Delhi, New York.

Item 7. Financial Statements and Exhibits.

(c)  Exhibits

     None.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CEC INDUSTRIES, INC.

                                    By:  /s/  Jeff Sternberg
                                    ------------------------------------
                                              President
August 19, 2004